Exhibit 23.1


May 14, 2002



High Tech Industries, Inc.
6090 S. 2900 East
Ogden, UT 84403


Ladies and Gentlemen:

This letter shall serve as formal notice that we have received your Amendment #1 to Form SB-2, to be filed with the Securities and Exchange Commission. Upon review of the filing information as it relates to our audit of the financial statements as of December 31, 2001, under our report dated March 15, 2002, we consent to the incorporation of our report in such filing.

Very truly yours,

/s/ Mantyla McReynolds

Mantyla McReynolds